Exhibit 99.1


                                   FOR IMMEDIATE RELEASE
Press Release                      ---------------------
                                   Contact:  Thomas J. Noe, Investor Relations
                                   Telephone: (513) 870-3530
                                   E-Mail:  tnoe@pcbionline.com



                      PEOPLES COMMUNITY BANCORP, INC.
                  ANNOUNCES THE EXECUTION OF AN AGREEMENT
                   WITH THE OFFICE OF THRIFT SUPERVISION


     Cincinnati, Ohio (March 22, 2007) - Peoples Community Bancorp, Inc. (the "Company") (NASDAQ:PCBI), the holding company for Peoples Community Bank (the "Bank") announced today the execution of an Agreement between the Bank and the Office of Thrift Supervision (the "OTS"). This Agreement formalizes the Bank's commitment to take all corrective actions stipulated in its previously approved Business Plan including the reduction of classified assets. The Bank's Board of Directors has established an Oversight Committee to monitor compliance with this Agreement and the Business Plan.

     Jerry D. Williams, the Company's President and Chief Executive Officer stated that "The Company has been working diligently for the last several quarters to reduce classified assets and will continue to do so. The Bank exceeds all regulatory capital requirements and management believes its capital position provides flexibility to deal with these issues in a prudent fashion. We will continue our ongoing efforts to aggressively pursue the collection and resolution of all classified loans and to reduce our exposure to credit risk and the adverse impact on our operating income."

     Peoples Community Bancorp, Inc., headquartered in West Chester, Ohio, is the holding company for the Bank. The Bank is a 115 year old federally-chartered savings bank with 19 full service offices in Butler, Warren and Hamilton counties in southwestern Ohio, and Dearborn and Ohio counties in southeastern Indiana. The Bank is an independent community bank, which offers a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets. At December 31, 2006, the Bank continued to meet all applicable regulatory capital requirements and was categorized as well capitalized under the regulatory framework for prompt corrective action.



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